Exhibit 9.01(d)

Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com

BIOLIFE SOLUTIONS CEO ISSUES 2010 CORPORATE UPDATE

Bothell, WA. January 10, 2011 – BioLife Solutions, Inc. (OTCBB: BLFS) is issuing the following corporate update today, by its Chairman and Chief Executive Officer, Mike Rice, to summarize the continued progress the Company made in 2010 on a number of strategic growth initiatives.
I am pleased to report preliminary record revenue of $575,000 for the fourth quarter of 2010, an increase of 10% over the third quarter of 2010, and 20% over the same quarter in 2009.  Preliminary revenue for the full year of 2010 was $2,081,391, an increase of 32% over 2009.  In 2010, we shipped 1,000 product revenue orders to 250 customers in 30 countries.  Awareness of the value of our proprietary GMP grade biopreservation media products continues to grow throughout the worldwide life sciences and clinical communities, as our products continue to displace competing “home-brew” formulations and commercial preservation media products.
 Revenue highlights of the fourth quarter and full year 2010 include:

       Regenerative Medicine Market – Continued Product Adoption

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The worldwide regenerative medicine market is comprised of nearly 1,000 commercial companies and hospitals, which are developing cell and tissue-based products and therapies to treat cancer, heart disease, diabetes, neurologic disorders, movement disorders, and many other afflictions.

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In 2010, our biopreservation media products were incorporated into the manufacturing and delivery processes of several new developmental stage regenerative medicine products.  We estimate that our products are incorporated into 40 – 50 regenerative medicine products currently in the pre-clinical or clinical trial stage of development.

●	2010 revenue from this segment grew 34% from 2009, and accounted for about 31% of total 2010 revenue.

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Many regenerative medicine customers have the potential to generate in excess of $1 million of annual revenue for BioLife if regulatory approvals are obtained and the products are successfully commercialized.

       Contract Manufacturing Services – A New Business and Revenue Stream

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Preliminary contract manufacturing revenue for 2010 was about 10% of total revenue. This was a new customer type for the Company in 2010 as we began offering additional services that leverage our expertise and the capacity created by our investment in internal manufacturing.

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In the fourth quarter we secured a long-term contract manufacturing relationship with a leading life sciences tools company, in which we will manufacture a private labeled cord blood stem cell freeze media product for our partner.  We estimate our partner has approximately 10% of the market for cord blood stem cell freeze media products.

●	We estimate that nearly all 2010 contract-manufactured products are intended for distribution to cord blood banks in the biobanking segment, and we expect continued growth in this segment in 2011.

       Distributor Sales – Growth in Our Indirect Sales Channel

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Revenue from our indirect distribution channel doubled from 2009 as our partners increased their order volume significantly in the fourth quarter and full year 2010.  Revenue from this channel was about 10% of total revenue.

In summary, 2010 was pivotal year in the Company’s history and growth as we continued to build a recurring revenue base that can transform BioLife into a valuable enterprise and an attractive investment opportunity.  We remain focused on our financial priorities for the next 24 to 36 months, which include achieving positive cash flow and reducing our debt levels.  In 2011, we look to acquire additional customers in our strategic market segments including regenerative medicine, biobanking, and drug discovery, and also execute new contract manufacturing and distribution agreements.

On behalf of BioLife Solutions, our team members and Board of Directors, I thank you for your continued confidence and support, and look forward to reporting on our progress in 2011.

Sincerely,

Mike Rice

Chairman & Chief Executive Officer

Safe Harbor Statement

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.  Actual results may differ materially from those indicated by these forward-looking statements.  Factors that may cause or contribute to such differences are identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.